Exhibit 99.1

Chicken Soup for the Soul Entertainment Announces

$22.5 Million Private Placement

COS COB, CT – January 15, 2021 – Chicken Soup for the Soul Entertainment Inc. (Nasdaq: CSSE), one of the largest operators of streaming advertising-supported video-on-demand (AVOD) networks, today announced it has entered into definitive agreements with institutional and accredited investors for the private placement of $22.5 million of Chicken Soup for the Soul Entertainment’s common stock (the “Private Placement”).

Pursuant to the terms of the Private Placement, Chicken Soup for the Soul Entertainment has agreed to sell an aggregate total of 1,022,727 shares of common stock (the “Common Shares”) at a price of $22.00 per Common Share.

Chicken Soup for the Soul Entertainment has also agreed to file a registration statement with the SEC to register the resale of the Common Shares.

Chicken Soup for the Soul Entertainment expects to close the Private Placement on or about January 20, 2020, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent to Chicken Soup for the Soul Entertainment.

The securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) operates streaming video-on-demand networks (VOD). The company owns Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces original long and short-form content through Landmark Studio Group, its Chicken Soup for the Soul Originals division and APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2020) and uncertainties which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

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INVESTOR RELATIONS

Taylor Krafchik

Ellipsis

csse@ellipsisir.com

(646) 776-0886

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561